As filed with the Securities and Exchange Commission on July 1, 2021
                                        Registration No. 333-220024
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_____________
TITAN INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)
_____________

Delaware (State or other jurisdiction of incorporation or organization)	36-3228472 (I.R.S. Employer Identification No.)

2701 Spruce Street, Quincy, IL (Address of Principal Executive Offices)	62301 (Zip Code)
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TITAN INTERNATIONAL, INC. 2005 EQUITY INCENTIVE PLAN AS AMENDED
TITAN INTERNATIONAL, INC. EQUITY AND INCENTIVE COMPENSATION PLAN
(Full title of the plans)
_____________
Michael G. Troyanovich
Secretary and General Counsel
Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
(Name and address of agent for service)
(217) 228-6011
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, $0.0001 par value per share	2,885,632	N/A	N/A	N/A
(1)    Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall include any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), that may become issuable as a result of stock splits, stock dividends or similar transactions. As described in the “Explanatory Note” below, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Post-Effective Amendment”) is being filed to provide that a portion of the shares of Common Stock originally registered upon the filing of the Registration Statement on Form S-8 on August 18, 2017 (the “Prior Registration Statement”) for issuance under the Titan International, Inc. 2005 Equity Incentive Plan as Amended (the “2005 Plan”) may be issued under the Titan International, Inc. Equity and Incentive Compensation Plan (the “2021 Plan”) once they are no longer issuable pursuant to the 2005 Plan.
(2)    The filing fee for the registration of the offer of shares of Common Stock under the 2005 Plan was paid in full upon the filing of the Prior Registration Statement. Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required to include the 2021 Plan on the Prior Registration Statement pursuant to this Post-Effective Amendment.

EXPLANATORY NOTE
Titan International, Inc. (the “Company”) previously filed its Registration Statement on Form S-8 with the Securities and Exchange Commission on August 18, 2017 (Commission File No. 333-220024) (the “Prior Registration Statement”) to register the offer of 2,885,632 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) pursuant to the Titan International, Inc. 2005 Equity Incentive Plan as Amended (the “2005 Plan”).
On June 10, 2021 (the “Approval Date”), the Company’s stockholders approved the Titan International, Inc. Equity and Incentive Compensation Plan (the “2021 Plan”). As a result of such approval, no future awards will be made under the 2005 Plan. Pursuant to the terms of the 2021 Plan, any shares of Common Stock that were available for additional award grants purposes under the 2005 Plan as of the Approval Date, and determined immediately prior to the termination of the authority to grant new awards under the 2005 Plan, and any shares of Common Stock subject to outstanding awards under the 2005 Plan that expire, are cancelled or otherwise terminate without such shares being issued under the 2005 Plan after the Approval Date, will be available for award grants under the 2021 Plan (the “Rollover Shares”).
Immediately prior to the Approval Date, a total of 188,673 shares of Common Stock were available for additional awards under the 2005 Plan and 1,972,995 shares of Common Stock, assuming maximum levels of achievement, were subject to awards then outstanding under the 2005 Plan. The Company is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of the Rollover Shares under the 2005 Plan (as such shares would no longer be issuable under the 2005 Plan).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2021 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC” or the “Commission”), either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the SEC are incorporated herein by reference:
1.the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 4, 2021;
•    the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 6, 2021;
•    the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2021, but only to the extent that such information was incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;
•    the Company’s Current Reports on Forms 8-K, filed with the SEC on February 26, 2021 (Items 1.01 and 9.01 only), March 11, 2021, April 1, 2021, April 22, 2021 (Items 1.01 and 2.03 only) and June 15, 2021 (Item 5.07 only); and
•    the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on March 21, 1994 (File No. 001-12936), as updated by the Description of Securities contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including any amendment or report updating such description.
In addition, all reports and documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation provides that none of its directors will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, or (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.
The Company’s bylaws provide for indemnification by the Company of any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in then right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See exhibit index.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Quincy, State of Illinois, on this 1st day of July, 2021.

TITAN INTERNATIONAL, INC.

By:	/s/ Michael G. Troyanovich
Michael G. Troyanovich
Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	President and Chief Executive Officer	July 1, 2021
Paul G. Reitz	(Principal Executive Officer)
*	Senior Vice President and Chief Financial Officer	July 1, 2021
David A. Martin	(Principal Financial Officer)
*	Vice President and Chief Accounting Officer	July 1, 2021
Tony Eheli	(Principal Accounting Officer)
*	Chairman	July 1, 2021
Maurice M. Taylor Jr.
*	Director	July 1, 2021
Richard M. Cashin Jr.
*	Director	July 1, 2021
Gary L. Cowger
*	Director	July 1, 2021
Max A. Guinn
*	Director	July 1, 2021
Dr. Mark Rachesky
*	Director	July 1, 2021
Anthony L. Soave
*	Director	July 1, 2021
Laura K. Thompson

*    This Registration Statement has been signed on behalf of the above officers and directors by Michael G. Troyanovich, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.
By:    /s/ Michael G. Troyanovich
Michael G. Troyanovich, Attorney-in-Fact
DATED: July 1, 2021

EXHIBIT INDEX

Number	Description	Filed Herewith / Incorporated by Reference from
3.1	Amended and Restated Certificate of Incorporation of Titan International, Inc.	Exhibit 3.1 to Titan International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020
3.2	Bylaws of Titan International, Inc.	Exhibit 3.2 to Titan International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020
4.1	Form of Common Stock Certificate	Exhibit 4.1 of the Titan International, Inc.’s Current Report on Form 8-K filed on June 29, 2015
4.2	Titan International, Inc. 2005 Equity Incentive Plan as Amended	Appendix A of the Titan International, Inc.’s Definitive Proxy Statement filed on March 28, 2011
4.3	Titan International, Inc. Equity and Incentive Compensation Plan	Appendix A of the Titan International, Inc.’s Definitive Proxy Statement filed on March 30, 2021
5.1	Opinion of Jones Day	Filed Herewith
23.1	Consent of Grant Thornton LLP	Filed Herewith
23.2	Consent of Jones Day (included in Exhibit 5.1)	Filed Herewith
24.1	Powers of Attorney	Filed Herewith

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